Exhibit 4.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS
BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR

CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [*****].

Execution Copy

Share Repurchase Agreement

dated as of November 3, 2021

by and among

Novartis Holding AG	(the Seller)
c/o Novartis International AG Lichtstrasse 35
4056 Basel

and

Roche Holding AG	(the Buyer)
Grenzacherstrasse 124
4058 Basel

(each the Seller and the Buyer a Party and together the Parties)

and

Novartis AG	(the Guarantor)
Lichtstrasse 35
4056 Basel

regarding the sale and repurchase of 53,309,000 bearer shares of the Buyer (the Transaction Shares)

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

Table of Contents

Whereas		4
1.	Definitions	5
2.	Sale and Repurchase of Transaction Shares	5
3.	Purchase Price	5
4.	Actions Prior to Closing	5
4.1	General	5
4.2	Announcement	6
4.3	Extraordinary General Meeting of Shareholders of the Buyer	6
5.	Closing	6
5.1	Date and Place	6
5.2	Conditions Precedent to Closing	6

5.2.1	Conditions Precedent to the Obligations of the Seller and the Buyer	6
5.2.2	Conditions Precedent to the Obligations of the Buyer	7
5.2.3	Conditions Precedent to the Obligations of the Seller	7
5.2.4	Waiver of Conditions	7

5.3	Termination Rights	8
5.4	Closing Actions	8

5.4.1	Actions by the Seller	8
5.4.2	Actions by Buyer	9
5.4.3	Concurrent Closing Actions	9

6.	Representations	9
6.1	Representations of the Seller	9
6.2	Representations of the Buyer	10
6.3	Exclusive Representations	10
7.	Remedies for Misrepresentations	11
8.	Further Covenants	12
8.1	Public Announcements	12
8.2	Confidentiality	12
8.3	Duty to Cooperate	12
8.4	No Recourse Against Representatives	12
8.5	Capital Reduction	13
9.	Unwinding	13

2/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

10.	General Provisions	13
10.1	Taxes	13
10.2	Costs and Expenses	14
10.3	Effect on Third Parties	14
10.4	Notices	14
10.5	Entire Agreement	15
10.6	Amendments and Waivers	15
10.7	No Assignment	15
10.8	Counterparts; Delivery by Electronic Transmission	15
10.9	Guarantee	16
11.	Governing Law and Dispute Resolution	16
11.1	Governing Law	16
11.2	Dispute Resolution	16
Annex 1 – Definition		18
Annex 4.2 – Press Releases		20
Annex 4.3(a) – EGM Matters		21

3/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

Whereas

A.	The Seller is a corporation organized and existing under the laws of Switzerland, registered under identification number CHE-103.959.690 with its registered office at c/o Novartis International AG, Lichtstrasse 35, 4056 Basel, Switzerland. The Seller is an indirect wholly owned subsidiary of Novartis AG, a corporation organized and existing under the laws of Switzerland under identification number CHE-103.867.266 with its registered office at Lichtstrasse 35, 4056 Basel, Switzerland.

B.	The Buyer is a corporation organized and existing under the laws of Switzerland, registered under identification number CHE-101.602.521 with its registered office at Grenzacherstrasse 124, 4058 Basel, Switzerland, and with a nominal share capital of CHF 160,000,000, divided into 160,000,000 bearer shares with a nominal value of CHF 1.00 each (each a Share). In addition, the Buyer has issued 702,562,700 non-voting equity securities without nominal value (GS).

C.	As of the date hereof, the Seller owns directly 53,332,863 Shares.

D.	The Seller has approached the Buyer to explore discussions regarding a sale of all the Seller's Shares and a repurchase of such Shares by the Buyer for purposes of a subsequent cancellation by way of a capital reduction (Vernichtung im Wege der Kapitalherabsetzung) subject to the approval by the Buyer's general meeting of shareholders (hereinafter referred to as Cancellation or Cancellation Purposes). Following the approach of the Seller, the Parties have engaged in discussions regarding the repurchase of the Transaction Shares by the Buyer from the Seller (the Transaction).

E.	Concurrently with the discussions of the Parties regarding the Transaction, the families forming a pool of shareholders (the Pool) that controls 45.01% of the Shares have requested the Swiss Takeover Board (TOB) to (i) issue an order confirming that the Pool does not have a duty under applicable Swiss takeover laws to submit a mandatory takeover offer for all Shares and GS (the Mandatory Offer Duty) or (ii) grant an exemption from the Mandatory Offer Duty, in each case prior to the announcement of the Transaction.

F.	The TOB has granted an exemption to the Pool from the Mandatory Offer Duty.

G.	The Seller intends to sell the Transaction Shares to the Buyer, and the Buyer intends to repurchase, for Cancellation Purposes, the Transaction Shares from the Seller, on the terms and subject to the conditions set forth in this Agreement.

4/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

Now, therefore, the Parties and the Guarantor agree as follows:

1.	Definitions

Capitalized terms used in this Agreement have the meanings assigned to such terms in the body of this Agreement and referenced on, or as set forth in, Annex 1 to this Agreement.

2.	Sale and Repurchase of Transaction Shares

(a)	On the terms and subject to the conditions of this Agreement, the Seller hereby sells, and agrees to transfer at Closing, to the Buyer, and the Buyer hereby repurchases, and agrees to accept at Closing, from the Seller, full legal and beneficial ownership of all (and not only part of the) Transaction Shares, free and clear of any Liens.

(b)	The Parties agree that the repurchase by the Buyer of the Transaction Shares from the Seller occurs for Cancellation Purposes.

3.	Purchase Price

(a)	The purchase price per Transaction Share is CHF 356.9341 and the aggregate purchase price determined by the Parties on that basis is comprised of a payment of CHF 9,813,799,936.90 (Swiss francs nine billion eight hundred thirteen million seven hundred ninety-nine thousand nine hundred thirty-six and ninety cents) (the CHF Amount) and a payment of USD 10,000,000,000 (US Dollars ten billion) (the USD Amount; the CHF Amount and the USD Amount together the Purchase Price).

(b)	The Purchase Price shall not be subject to any adjustments, be it before or after the Closing.

(c)	On the terms and subject to the conditions set forth in this Agreement, the Purchase Price shall be payable by the Buyer at Closing concurrently with and in exchange for ("Zug um Zug" with the function "delivery versus payment") the delivery and transfer by the Seller of the Transaction Shares as follows:

(i)	the CHF Amount to the CHF bank account designated in writing by the Seller, such designation to be made no later than five (5) Business Days prior to the Closing Date (the CHF Bank Account); and

(ii)	the USD Amount to the USD bank account designated in writing by the Seller, such designation to be made no later than five (5) Business Days prior to the Closing Date (the USD Bank Account).

4.	Actions Prior to Closing

4.1	General

(a)	The Parties undertake to use their commercially reasonable best efforts to cooperate in view of the Closing and inform each other in a timely manner of any material action taken or developments occurring in relation to, or which may affect the timing of, the Closing. In particular, the Buyer shall use its commercially reasonable best efforts that the condition precedent set forth in Section 5.2.2(c) is satisfied on the Closing Date.

(b)	The Parties shall inform each other promptly upon becoming aware of any fact or matter that constitutes or could reasonably be expected to constitute a non-satisfaction of any of the conditions set forth in Section 5.2.1, Section 5.2.2 or Section 5.2.3.

5/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

4.2	Announcement

The Parties agree that each Party shall publish its respective press release substantially as set forth in Annex 4.2 (the Press Releases) on November 4, 2021, before 07.30 a.m. CET.

4.3	Extraordinary General Meeting of Shareholders of the Buyer

(a)	The Parties acknowledge and agree that it shall be a requirement for the Closing that an extraordinary general meeting of shareholders of the Buyer (the EGM) approve the agenda items and proposals of the Buyer's board of directors (the Board) set forth in Annex 4.3(a) (the EGM Matters).

(b)	Within five (5) Business Days after the date hereof, the Buyer shall call the EGM. The EGM is expected to be held on November 26, 2021, but shall be held no later than on November 30, 2021 (the date on which the EGM will be held the EGM Date).

5.	Closing

5.1	Date and Place

The Closing shall take place at the offices of the Buyer, Grenzacherstrasse 124, 4058 Basel, Switzerland, on the sixth (6th) Qualified Business Day following the day on which all conditions precedent to Closing set forth in Section 5.2, but for the Financing Condition (as defined below), are satisfied or waived in accordance with the terms hereof, which is currently expected to be no later than December 8, 2021, or on such other Qualified Business Day as the Parties may agree upon in writing; provided that at the time of the Closing all conditions precedent to Closing set forth in Section 5.2 (including the Financing Condition) are, or continue to be, satisfied, to the extent not waived before in accordance with the terms hereof.

5.2	Conditions Precedent to Closing

5.2.1	Conditions Precedent to the Obligations of the Seller and the Buyer

The respective obligations of the Parties to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver (where so permitted), at the time of the Closing, of the following conditions precedent:

(a)	No decision, judgment, order, injunction or decree of any Governmental Authority shall exist that has the effect of making illegal or otherwise preventing or prohibiting or that enjoins the Closing (collectively referred to as Injunction Proceedings).

(b)	The EGM shall have approved (the EGM Approvals) the EGM Matters (the EGM Condition).

6/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

5.2.2	Conditions Precedent to the Obligations of the Buyer

The obligations of the Buyer to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver by the Buyer, at the time of the Closing, of the following conditions precedent:

(a)	The representations of the Seller and the Guarantor in Section 6.1 shall be true and correct in all respects as of the date of this Agreement and the Closing Date, except to the extent that such representations are made on and as of a specified date, in which case the same shall be so true and correct as of such specified date.

(b)	The Seller shall have performed or complied in all material respects with all its obligations and covenants required by this Agreement to be performed or complied with by the Closing;

(c)	The Buyer shall have obtained the funds necessary to effect the transactions contemplated under this Agreement from the lenders under that certain bridge facility agreement (the Bridge Facility Agreement) dated as of November 3, 2021, by and among the Buyer and the relevant lenders thereunder (the Financing Condition); provided that the Buyer shall not be entitled to invoke the non-satisfaction of the Financing Condition if the Buyer has not obtained the funds necessary to effect the transactions contemplated under this Agreement from the lenders under the Bridge Facility Agreement for a reason attributable to the Buyer.

5.2.3	Conditions Precedent to the Obligations of the Seller

The obligations of the Seller to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver by the Seller, at the time of the Closing, of the following conditions precedent:

(a)	The representations of the Buyer in Section 6.2 shall be true and correct in all respects as of the date of this Agreement and the Closing Date, except to the extent that such representations are made on and as of a specified date, in which case the same shall be so true and correct as of such specified date.

(b)	The Buyer shall have performed or complied in all material respects with all its obligations and covenants required by this Agreement to be performed or complied with by the Closing.

5.2.4	Waiver of Conditions

At any time prior to the Closing:

(a)	the Parties may jointly waive in writing in whole or in part the conditions set forth in Section 5.2.1;

(b)	the Buyer may waive in writing in whole or in part the conditions set forth in Section 5.2.2; and

(c)	the Seller may waive in writing in whole or in part the conditions set forth in Section 5.2.3.

7/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

5.3	Termination Rights

This Agreement may be terminated as follows:

(a)	By the mutual written agreement of the Parties.

(b)	By the Buyer by giving written notice to the Seller, if (i) the EGM Condition is not satisfied on the EGM Date, or (ii) any of the conditions precedent set forth in Section 5.2.1 or Section 5.2.2 is not satisfied on, or has become incapable of being satisfied on or before January 31, 2022 (the Long Stop Date), provided that any such non-satisfaction was not caused by a material breach by the Buyer of any of its obligations under this Agreement.

(c)	By the Seller by giving written notice to the Buyer, if (i) the EGM Condition is not satisfied on the EGM Date, or (ii) any of the conditions set forth in Section 5.2.1 or Section 5.2.3 is not satisfied on, or has become incapable of being satisfied on or before, the Long Stop Date, provided that any such non-satisfaction was not caused by a material breach by the Seller of any of its obligations under the Agreement.

(d)	If this Agreement is terminated pursuant to Section 5.3(a), Section 5.3(b) or Section 5.3(c), all provisions of this Agreement shall cease to be effective except for this Section 5.3(d) and Section 8.1 (Public Announcements), 8.2 (Confidentiality), Section 8.4 (No Recourse Against Representatives), Section 9 (Unwinding), Section 10 (General Provisions) and Section 11 (Governing Law and Dispute Resolution). Nothing in this Agreement shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.

5.4	Closing Actions

5.4.1	Actions by the Seller

At the Closing, the Seller shall:

(a)	deliver and transfer the Transaction Shares, free and clear of any Liens, by book-entry transfer to the securities account designated in writing by the Buyer no later than five (5) Business Days prior to the Closing Date, concurrently with and in exchange for ("Zug um Zug" with the function "delivery versus payment") the payment by the Buyer of the Purchase Price in accordance with Section 5.4.2, and do all such other acts and things as may be required to deliver and transfer the Transaction Shares to the Buyer in accordance with the terms hereof; and

(b)	deliver a confirmation in writing that the conditions set forth in Section 5.2.1 (to the extent the Seller is concerned) and Sections 5.2.2(a) and 5.2.2(b) have been satisfied.

8/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

5.4.2	Actions by Buyer

At the Closing, the Buyer shall:

(a)	pay the CHF Amount to the CHF Bank Account and the USD Amount to the USD Bank Account, in each case by wire transfer in immediately available funds, concurrently with and in exchange for ("Zug um Zug" with the function "delivery versus payment") the delivery and transfer by the Seller of the Transaction Shares in accordance with Section 5.4.1, and do all such other acts and things as may be required to pay the Purchase Price to the Seller in accordance with the terms hereof; and

(b)	deliver a confirmation in writing that the conditions set forth in Section 5.2.1 (to the extent the Buyer is concerned), Section 5.2.3 and Section 5.2.2(c) have been satisfied.

5.4.3	Concurrent Closing Actions

All actions to be taken by the Parties at Closing shall be deemed to have been taken simultaneously and to have validly occurred only if and when all such actions have been taken and completed. In the event that Closing cannot be completed, the Parties undertake to unwind all Closing actions initiated or taken.

6.	Representations

6.1	Representations of the Seller

The Seller and the Guarantor (except for Section 6.1(d), in each case each for itself only and without incurring any liability for the respective other party), hereby make the following representations to the Buyer as of the date of this Agreement and the Closing Date, except to the extent that such representations are made on and as of a specified date, in which case the Seller and the Guarantor (to the extent eplicitly mentioned below) make such representations to the Buyer on and as of such specified date:

(a)	It is duly incorporated and organized and validly existing under the laws of Switzerland and has the full corporate capacity, power and authority to enter into this Agreement and any transactions contemplated hereunder and to perform its obligations hereunder.

(b)	This Agreement has been duly authorized by its competent corporate bodies and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally.

(c)	As of the date hereof, there are no Actions pending or threatened against it or any of its Affiliates challenging the validity of this Agreement or any transaction contemplated in this Agreement, or which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement.

(d)	The Seller is the sole legal and beneficial owner of the Transaction Shares, free and clear of any Liens. As of the date hereof, the information set forth in Recital A is correct. The information set forth in Recital C is correct. Except for the 53,332,863 Shares set forth in Recital C, the Seller and its Affiliates (not including, for the avoidance of doubt, any institutions for occupational benefit plans of the Seller and its Affiliates) do not own any Shares or GS or any options, warrants, calls or other rights for or with respect to any Shares or GS, and they have no other interest in any Shares or GS. But for this Agreement, the Transaction Shares are not subject to any agreement or arrangement of any kind, including relating to their sale, other divestment (in whole or in part), purchase, voting or otherwise.

9/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

6.2	Representations of the Buyer

The Buyer hereby makes the following representations to the Seller as of the date of this Agreement and the Closing Date, except to the extent that such representations are made on and as of a specified date, in which case the Buyer makes such representations to the Seller on and as of such specified date:

(a)	The Buyer is duly incorporated and organized and validly existing under the laws of Switzerland and, subject to the EGM Approvals, has the full corporate capacity, power and authority to enter into this Agreement and any transactions contemplated hereunder and to perform its obligations hereunder.

(b)	This Agreement has, subject to the EGM Approvals, been duly authorized by the competent corporate bodies of the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally.

(c)	Based on the audited interim statutory financial statements of the Buyer dated as of and for the period ended October 31, 2021, the Buyer has freely available equity in an amount at least equal to the Purchase Price.

(d)	As of the date hereof, there are no Actions pending or threatened against the Buyer or any of its Affiliates challenging the validity of this Agreement or any transaction contemplated in this Agreement, or which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement.

(e)	As of the date hereof, the information set forth in Recital B is correct.

6.3	Exclusive Representations

Each Party acknowledges and agrees with the other Party that, other than as expressly provided in this Agreement, the other Party has not made, and does not make, any representation or warranty, and it has not relied and does not rely on, any representation or warranty, express or implied, relating to the subject matter of this Agreement. In particular, the Seller does not make any representation or give any warranty with respect to the economic value of the Transaction Shares.

10/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

7.	Remedies for Misrepresentations

(a)	From and after the Closing, the relevant Party or, as the case may be, the Guarantor (such Party or the Guarantor the Obligor) shall be liable to the other Party (such Party the Obligee) for any Losses suffered or incurred by the Obligee arising as a result of the breach of any of the representations made by the respective Obligor pursuant to Section 6.1 and Section 6.2, respectively, irrespective of any fault on the part of the Obligor.

(b)	The remedies under this Section 7 for the breach of any representations made pursuant to Section 6.1 and Section 6.2, respectively, shall be in lieu of, and not in addition to, the remedies provided for under statutory law or case law. All remedies provided for under statutory law or case law, including the right to rescind this Agreement following the Closing, shall not apply to, and are hereby expressly excluded and waived by each Party with respect to, any such breach.

(c)	At the earlier of (i) [*****] after the Obligee has obtained reasonable knowledge of a matter or circumstance that could give rise to a claim for liability under this Section 7 or (ii) reasonably promptly upon receipt by the Obligee of a notice from a third party of any pending or threatened Action against the Obligee or a submission to, or a decision or order by, any Governmental Authority that has given or could reasonably be expected to give rise to a claim for liability under this Section 7, the Obligee shall give notice thereof to the Obligor indicating the nature of such matter or circumstance, to the extent then known, and the basis for its claim for liability under this Section 7 (such notice the Notice of Breach).

(d)	Failure to give Notice of Breach in accordance with Section 7(c) shall not exclude the Obligor's liability under this Section 7, except that the Obligor shall not have any liability for any increase in Loss as a result of a delay in giving the Notice of Breach in accordance with the requirements pursuant to Section 7(c).

(e)	With respect to any misrepresentation pursuant to this Agreement with respect to which the Obligee has given Notice of Breach to the Obligor, the Obligor shall have the right, within [*****] Business Days after the receipt of the Notice of Breach, to put the Obligee in the same position in which it would have been if no such misrepresentation pursuant to this Agreement had occurred.

(f)	Where relevant, the provisions of this Section 7 shall be in lieu of, and not in addition to, the Obligee's duties under article 192 et seq. CO or the Obligee's duty to immediately inspect and notify the Obligor in accordance with article 201 CO (to the extent article 201 CO is relevant, given that no representations and warranties are given with respect to the economic value of the Transaction Shares).

(g)	Any claim for Losses subject to the remedy under this Section 7 must be notified on or before the [*****] anniversary of the Closing Date.

(h)	After the [*****] period specified in Section 7(g), any claim for Losses subject to the remedy under this Section 7 shall be considered time-barred (verjährt), if it has not been notified on or before such date.

(i)	The time limitations specified in Section 7(h) shall be in lieu of and replace the relevant statute of limitations pursuant to article 210 CO, if and to the extent such statute of limitations pursuant to article 210 CO would otherwise apply to such claim, and the Parties explicitly agree that any statute of limitations pursuant to article 210 CO shall be deemed waived and not apply to this Agreement.

11/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

8.	Further Covenants

8.1	Public Announcements

Subject to the Press Releases and the EGM invitation and any other communication of the Buyer relating to the EGM and the EGM Matters, and subject to mandatory laws and stock exchange regulations, press releases with respect to this Agreement and the transactions contemplated hereunder by either Party, the Guarantor or any of their Affiliates shall only be made with the prior written consent of the other Party (which is the Buyer in case of the Guarantor).

8.2	Confidentiality

Subject to the Press Releases, the EGM invitation and any other communication of the Buyer relating to the EGM and the EGM Matters and Section 8.1, each Party and the Guarantor undertakes to keep, and shall procure that its Affiliates, employees, representatives, and advisors keep, in strict confidence the existence and content of this Agreement, the transactions contemplated by this Agreement and all information and documents received from the other Party; except to the extent (i) disclosure is required by applicable mandatory law or stock exchange regulations (such as a disclosure by the Guarantor of this Agreement with the SEC, with respect to which the Buyer shall be offered a possibility to provide its comments, which shall not be unreasonably rejected by the Guarantor), (ii) necessary in a proceeding brought by a Party or the Guarantor or in which a Party is involved in pursuit of its rights hereunder or in defending against claims brought by the other Party or the Guarantor or (iii) such information becomes known to the public without any fault of, or breach of any confidentiality undertaking by, the disclosing Party or the Guarantor. This confidentiality obligation shall continue to be in effect after termination of this Agreement.

8.3	Duty to Cooperate

The Parties shall, and shall procure that their respective Affiliates will, cooperate in good faith with respect to reasonable requests made by the other Party regarding this Agreement, any proceeding, tax filing or audit or the preparation of financial statements. Such assistance shall be at the expense of the requesting Party.

8.4	No Recourse Against Representatives

No Party shall make or bring, and each Party shall procure that its Affiliates will not make or bring, any claim against any director, officer, employee or other representative of the other Party or of any of the other Party's Affiliates.

12/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

8.5	Capital Reduction

Reasonably promptly after the adoption of the EGM Approvals, the Buyer shall use its commercially reasonable best efforts to effect in due course all statutory steps required under applicable law to implement the Cancellation of the Transaction Shares, including the following:

(a)	make the creditors' calls (Schuldenrufe) in accordance with the requirements pursuant to article 732 CO;

(b)	after the expiry of the time limitation set for the creditors to request satisfaction of, or the grant of security for, their claims pursuant to article 733 CO and, as the case may be, after any such creditors have, to the extent reasonably possible or practicable, been satisfied or secured, arrange for the establishment of a public deed that the statutory provisions regarding capital reductions have been fulfilled; and

(c)	promptly thereafter, submit an application to register the Cancellation of the Transaction Shares in the competent Commercial Register.

9.	Unwinding

If at any date after the Closing a Governmental Authority has issued a legally binding (rechtskräftig) decision (i) according to which this Agreement or any of the transactions contemplated hereby is invalid, null and void or not enforceable or (ii) that has set aside any of the EGM Approvals based on a challenge or other Action brought by a shareholder or any other Person, including on the basis of article 706 et seq. CO or article 706b CO (each such decision an Unwinding Decision), then the Seller shall be required to make a payment (the Unwinding Payment) to the Buyer within [*****] Business Days after the date on which an Unwinding Decision has become legally binding (rechtskräftig) which is comprised of (i) an amount equal to the [*****] compounded [*****] for the period commencing on the Closing Date and ending on the Business Day immediately preceding the date on which the Unwinding Payment is actually made, and (ii) an amount equal to the [*****] for the period commencing on the Closing Date and ending on the Business Day immediately preceding the date on which the Unwinding Payment is actually made; provided that the Seller shall only be obliged to make the Unwinding Payment to the Buyer against re-transfer by the Buyer to the Seller of the Transaction Shares or re-issue by the Buyer to the Seller of a number of Shares equal to the number of Transaction Shares.

10.	General Provisions

10.1	Taxes

Each Party shall bear all Taxes incurred by or levied on it in connection with the transactions contemplated by this Agreement; provided that in case of an unwinding pursuant to Section 9, any stamp duties, if any, shall be borne by the Parties in [*****]

13/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

10.2	Costs and Expenses

Each Party shall bear its own costs and expenses (including advisory and legal fees) incurred in the negotiation, preparation and completion of this Agreement; provided, however, that any costs and expenses incurred in connection with any Injunction Proceedings and any proceedings leading to an Unwinding Decision shall be [*****] the Parties; provided that the Seller is offered a possibility to comment on all filings of the Buyer and further provided that the Buyer does not unreasonably reject comments of the Seller. [*****] resulting from a settlement of any Injunction Proceedings or proceedings leading to an Unwinding Decision shall require the consent of both Parties (such consent not to be unreasonably withheld, conditioned or delayed).

10.3	Effect on Third Parties

Except as otherwise expressly provided in this Agreement, no Person other than the Parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.

10.4	Notices

(a)	All notices, requests or other communications to be given under or in connection with this Agreement shall be made in writing and delivered by registered, certified or express mail (return receipt requested), an internationally recognized courier or email as follows:

if to Seller or the Guarantor:	Novartis Holding AG
Lichtstrasse 35
4056 Basel
Attn: [*****]
[*****]
Email: [*****]
[*****]

with a copy to:	Bär & Karrer AG
Attn.: [*****]
Brandschenkestrasse 90
CH-8002 Zürich
Email: [*****]

if to Buyer:	Roche Holding AG
Group Legal Department
Attn.: General Counsel / Head Group Legal
M&A and Group Functions
Grenzacherstrasse 124H-4070
Basel, Switzerland
Email: [*****]

14/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

with a copy to:	Homburger AG
Attn.: [*****]
Hardstrasse 201
8005 Zurich, Switzerland
Email: [*****]
and [*****]

or to such other address as any Party or the Guarantor may notify to the other Party (which is the Buyer in case of the Guarantor) in accordance with the above. Any notice to be given hereunder shall be given prior to the expiry of a term or deadline (if any) set forth in this Agreement or by applicable law.

(b)	Any notice to be given hereunder shall be effective only if it was (i) timely and duly given in accordance with Section 10.4(a) and (ii) actually received by the Party or the Guarantor to whom it is addressed, irrespective of whether such notice was received prior to or after the expiry of the respective term or deadline (if any).

10.5	Entire Agreement

This Agreement, including the Annexes and any other documents referred to herein constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements and understandings of the Parties relating hereto.

10.6	Amendments and Waivers

This Agreement may only be modified or amended by a document signed by the Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

10.7	No Assignment

Except as otherwise expressly provided in this Agreement, a Party or the Guarantor shall not transfer or assign this Agreement or any rights or obligations hereunder, including, but not limited to, by way of a demerger (Spaltung) or bulk transfer (Vermögensübertragung) or similar transaction, to any third party without the prior written consent of the other Party (which is the Buyer in case of the Guarantor).

10.8	Counterparts; Delivery by Electronic Transmission

This Agreement may be executed and delivered by each Party and the Guarantor in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement and any other transaction document relating to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (e.g., email delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

15/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

10.9	Guarantee

The Guarantor shall procure the due and punctual performance by the Seller of all of Seller's obligations under Section 2 (Sale and Repurchase of Transaction Shares), Section 5.4.1 (Actions by the Seller) and Section 9 (Unwinding) and shall be liable to the Buyer, in the sense of an independent guarantee pursuant to article 111 CO, for any liability of the Seller under Section 2 (Sale and Repurchase of Transaction Shares), Section 5.4.1 (Actions by the Seller) and Section 9 (Unwinding), it being understood that the Guarantor shall have the same right of objections and defenses as the Seller would otherwise have pursuant to the terms of this Agreement if the Buyer had raised a claim against the Seller under Section 2 (Sale and Repurchase of Transaction Shares), Section 5.4.1 (Actions by the Seller) or Section 9 (Unwinding).

11.	Governing Law and Dispute Resolution

11.1	Governing Law

This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

11.2	Dispute Resolution

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Basel (Stadt Basel), Switzerland.

[Signatures on next page]

16/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

Executed as of the date written on the cover page to this Agreement.

Novartis Holding AG

[*****]	[*****]
[*****]	[*****]
[*****]	[*****]

Roche Holding AG

[*****]	[*****]
[*****]	[*****]

Novartis AG

[*****]	[*****]
[*****]	[*****]
[*****]	[*****]

Signature page to the Share Repurchase Agreement

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

Annex 1 – Definition

1.	Terms Defined in the Body of the Agreement

Board	6
Bridge Facility Agreement	7
Buyer	1
Cancellation	4
Cancellation Purposes	4
CHF Amount	5
CHF Bank Account	5
EGM	6
EGM Approvals	6
EGM Condition	6
EGM Date	6
EGM Matters	6
Financing Condition	7
GS	4
Guarantor	1
Injunction Proceedings	6
Long Stop Date	8
Mandatory Offer Duty	4
Notice of Breach	11
Obligee	11
Obligor	11
Parties	1
Party	1
Pool	4
Press Releases	6
Purchase Price	5
Seller	1
Share	4
TOB	4
Transaction	4
Transaction Shares	1
Unwinding Decision	13
Unwinding Payment	13
USD Amount	5
USD Bank Account	5

2.	Other Definitions

Action means any order, decree, injunction, judgment, action, claim, complaint, suit, arbitration, subpoena investigation, inquiry, investigation or other proceeding by or before any Governmental Authority.

Affiliate shall mean any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324, and its subsidiaries shall not be considered affiliates of the Buyer for purposes of this Agreement.

Agreement shall mean this share repurchase agreement, including its annexes, as amended from time to time in accordance with its terms.

Annex shall mean an annex to this Agreement.

Business Day shall mean any day on which banks are open for general business in Zurich, Switzerland.

CHF means Swiss francs, being the lawful currency of Switzerland.

Closing means the consummation of the transactions as described in Section 5.4.

18/19

Share Repurchase Agreement by and among Novartis Holding AG, Roche Holding AG and Novartis AG

Closing Date means the date on which the Closing actually occurs, as provided in Section 5.1.

CO means the Swiss Code of Obligations (Bundesgesetz betreffend die Ergänzung des Schweizerischen Zivilgesetzbuches (Fünfter Teil: Obligationenrecht)).

Control is deemed to exist if a Person (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Person, or is otherwise able to exercise a controlling influence over another Person.

Governmental Authority means any domestic or foreign, federal, territorial, national, state or local governmental authority, court, jury, arbitration tribunal, government, commission or organization or any regulatory or administrative body or agency, or any department or branch of any of the foregoing of a state in which a Party conducts material business.

Lien means any lien, charge, encumbrance, or security interest, including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of applicable statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title.

Loss(es) shall mean any and all damages (including Taxes which have to be paid), losses, liabilities (whether accrued, contingent or otherwise), penalties, judgments, settlements, fines, interest, costs and expenses.

Qualified Business Day shall mean any day on which banks are open for general business in New York, Paris, Frankfurt, Zurich and Luxembourg, except any day on which the lenders under the Bridge Facility Agreement do not accept a utilization request under the terms thereof.

Person means any natural person or a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

Taxes shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding taxes, value added taxes, real estate gains taxes, real estate transfer taxes, property and land taxes, business taxes, customs duties, social security contributions or payments of equivalent nature, unemployment, intangibles and other taxes, pension or similar benefit contributions, and all other taxes, duties, levies or imposts payable to any competent taxing authority in any jurisdiction, as well as any related interest, penalties, costs and expenses.

USD means United States Dollars, being the lawful currency of the United States of America.

19/19